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                                                                    EXHIBIT 4.3

                            LUFKIN INDUSTRIES, INC.

                             1990 STOCK OPTION PLAN


1. PURPOSE

  The purpose of the Lufkin Industries, Inc. 1990 Stock Option Plan (the "Plan") is to advance the interests of Lufkin Industries, Inc. (the "Company") by providing incentive awards and stock ownership opportunities to those key employees (including officers and directors who are employees) who contribute significantly to the performance of the Company ("Key Employees"). In addition, the Plan is intended to enhance the ability of the Company to attract and retain individuals of superior managerial ability and to motivate such individuals to exert their best efforts towards future progress and profitability of the Company.


2. ADMINISTRATION AND INTERPRETATION

  a. Administration. The Plan shall be administered by a committee (the "Committee") consisting of not less than three members of the Board of Directors of the Company (the "Board") appointed by and serving at the pleasure of the Board; provided that each member shall be a "disinterested person" within the meaning of paragraph (d)(3) of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such Rule or its equivalent is in effect from time to time. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may prescribe, amend and rescind rules and regulations for the administration of the Plan and shall have the full power and authority to construe and interpret the Plan. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the acts of a majority of the members evidenced in writing shall be the acts of the Committee. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or in any award or grant made hereunder in the manner and to the extent it shall deem desirable.

  The Committee shall have the full and exclusive right to grant all Options (as defined below). In granting Options the Committee shall take into consideration the contribution the employee has made or may make to the success of the Company and such other considerations as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other employees of the Company with regard to these matters. In no event shall any employee, his legal representatives, heirs, legatees, distributees, or successors have any right to participate in the Plan, except to such extent, if any, as the Committee shall determine.

  The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, provided that such terms and conditions are not more favorable to the Key Employee than those expressly set forth in the Plan.

  The day-to-day administration of the Plan may be carried out by such officers and employees of the Company as shall be designated from time to time by the Committee.

  b. Interpretation. The interpretation and construction by the Committee of any provisions of the Plan or of any award or grant under the Plan and any determination by the Committee under any provision of the Plan or any such award or grant shall be final and conclusive for all purposes.

  c. Limitation on Liability. Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law and under any directors and officers liability insurance coverage that may be in effect from time to time.
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3. SHARES SUBJECT TO AWARDS UNDER THE PLAN

  a. Limitations on Number of Shares. The shares subject to grants of Options shall be shares of the Company's authorized but unissued common stock, par value $1.00 per share, and shares, if any, of such common stock that are issued but not outstanding and held as treasury stock by the Company ("Common Stock"). Subject to adjustment as hereinafter provided, the aggregate number of shares of Common Stock as to which Options may be granted under the Plan shall not exceed 100,000 shares; provided, however, that, if the shareholders of the Company approve an amendment to the Articles of Incorporation of the Company to increase the authorized number of shares of Common Stock to 20,000,000 and following such approval the proposed three-for-one share dividend is distributed to the shareholders of the Company, the aggregate number of shares of Common Stock as to which Options may be granted under the Plan shall not exceed 900,000 shares, and; provided, however, (only if the Securities and Exchange Commission states (either orally or written) that this provision complies with the provisions of Rule 16b-3), that the aggregate number of shares of Common Stock as to which Options may be granted shall not include, and shall not be reduced by, any shares subject to Reload Options (as described below).

  Shares of Common Stock ceasing to be subject to an Option because of the exercise of such Option may no longer be subject to any further grant under the Plan. If any outstanding Option in whole or in part, expires or terminates unexercised or is cancelled for any reason prior to August 23, 2000, the shares of Common Stock allocable to the unexercised, terminated, cancelled or forfeited portion of such Option may again be made the subject of grants under the Plan.

  b. Adjustments of Aggregate Number of Shares. The aggregate number of shares of Common Stock stated in Section 3(a) shall be subject to appropriate adjustment, from time to time, in accordance with the provisions of Section 6 hereof. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.


4. ELIGIBILITY

  The individuals eligible to receive Options under the Plan shall be those Key Employees as the Committee from time to time shall determine; provided, however, no employee may receive in any calendar year a grant or grants of Options with respect to more than 100,000 shares of Common Stock.


5. STOCK OPTIONS

  a. Grants of Options.

     (1) In General. Options granted under the Plan may be either "Incentive Stock Options" or "Non-qualified Stock Options" (both as defined below and collectively referred to as "Options"), or both. Options granted under the Plan shall be of such type and for such number of shares of Common Stock, subject to such terms and conditions as the Committee shall designate.

     The Committee may grant Incentive Stock Options and/or Non-qualified Stock Options to Key Employees at any time and from time to time before August 23, 2000.

     (2) Incentive Stock Options. The term "Incentive Stock Option" shall mean an Option, or portion thereof, that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     (3) Non-qualified Stock Options. The term "Non-qualified Stock Option" shall mean any Option, or portion thereof, that is not an Incentive Stock Option. Except as specifically provided herein, the provisions of this Plan shall apply in the same manner to Incentive Stock Options and to Non-qualified Stock Options.

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  (b) Terms of Options. Options granted pursuant to this Plan shall be evidenced by stock option agreements (referred to herein as "agreements") that shall comply with and be subject to the following terms and conditions and may contain such other provisions, consistent with this Plan, as the Committee shall deem advisable. Reference herein to agreements shall include, to the extent applicable, any amendments to such agreements.

     (1) Payment of Option Exercise Price. Upon exercise of an Option, the full option exercise price for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee, by tendering to the Company shares of Common Stock owned by the optionee having an aggregate Market Value Per Share (as defined below) as of the date of exercise and tender that is not greater than the full option exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the option exercise price as provided in (i) above (provided that the Committee may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise). Payment instruments will be received subject to collection.

     (2) Number of Shares. Each agreement shall state the total number of shares of Common Stock that are subject to the Option.

     (3) Exercise Price. The exercise price for each Option shall be fixed by the Committee at the date of grant, but in no event may such exercise price per share be less than the Market Value Per Share on the date of the grant of the Option.

     (4) Market Value Per Share. The Market Value Per Share as of any particular date shall be determined by any fair and reasonable means determined by the Committee.

     (5) Term. The term of each Option shall be determined by the Committee at the date of grant; provided, however, that each Option shall, notwithstanding anything in the Plan or an agreement to the contrary, expire ten years from the date the Option is granted or, if earlier, the date specified in the agreement at the date of grant of such Option.

     (6) Date of Exercise. In the discretion of the Committee, each agreement may contain a provision not inconsistent with Section 8 hereof stating that the Option granted therein may not be exercised in whole or in part for a period or periods of time specified in such agreement, subject to Section 8, and except as so specified therein, any Option may be exercised in whole at any time or in part from time to time during its term. The Committee may, however, at any time, in its sole discretion amend any outstanding Option to accelerate the time that such Option shall be exercisable or to provide that the time for exercising such Option shall be accelerated upon the occurrence of a specified event.

     (7) Termination of Employment. In the event that an individual's employment with the Company shall terminate, for reasons other than (i) retirement with the consent of the Company ("retirement"), (ii) permanent disability or (iii) death, the individual's Options shall be exercisable by him, subject to subsections (5) and (6) above, only within three months after such termination, but only to the extent the Option was exercisable immediately prior to such termination of employment.

     If, however, any termination of employment is due to retirement or permanent disability, the individual shall have the right after such termination of employment, subject to the provisions of subsections (5) and
  (6) above, to exercise any outstanding Option in full at any time during the remaining term provided therefor in the related agreements. Whether any termination of employment is due to retirement or permanent disability shall be determined by the Committee.

     If an individual shall die while entitled to exercise an Option, the individual's estate, personal representative or beneficiary, as the case may be, shall have the right, subject to the provisions of subsections (5) and (6)

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  above, to exercise such Option at any time within 12 months from the date of the optionee's death, to the extent that the optionee was entitled to exercise the same on the day immediately prior to the optionee's death.

     (8) Reload Options. An option may, in the discretion of the Committee, include the right to receive a reload stock option ("Reload Option"). An option which contains the right to receive a Reload Option shall entitle the optionee, upon the exercise of such option and payment of the appropriate exercise price in shares of Common Stock that have been owned by such option holder for at least six months prior to the date of exercise, to receive a Reload Option. The Reload Option shall be the option to purchase, at the Market Value Per Share on the date of grant of the Reload Option, the number of shares of Common Stock equal to the sum of the number of whole shares delivered by the optionee in payment of the exercise price of the original option. Such Reload Option shall expire on the same date that the option it was granted in conjunction with would have expired had it not been exercised.


6. RECAPITALIZATION

  Except as set forth in Section 3a, the aggregate number of shares stated in
Section 3a, the number of shares of Common Stock to which each outstanding Option relates, and the exercise price in respect of each such Option shall be adjusted in an equitable manner determined by the Committee, in its sole discretion and without liability to any person, in the event of (i) a subdivision or consolidation of shares of Common Stock or other capital adjustments, (ii) the payment of a stock dividend or a recapitalization or (iii) a "corporate transaction," as such term is defined in Treasury Regulation (S) 1.425-1(a)(1)(iii), or any other transaction which, in the opinion of the Committee, is similar to a "corporate transaction," as defined by the said Treasury Regulations as in effect on August 23, 1990, including without limitation any spin-off or other distribution to the security holders of the Company of securities or property of the Company. The Committee may exercise its discretion to make any such adjustments on an optionee-by-optionee basis and with respect to all or only some of the Options held by an optionee.


7. MERGER OR CONSOLIDATION

  Except as otherwise provided in Section 8 below, after a merger of one or more entities into the Company in which the Company shall survive, or after a consolidation of the Company and one or more entities, in which the resulting entity remains, as an independent, publicly-owned entity, an optionee shall, at the same cost, be entitled upon the exercise of an Option to receive (subject to any required action by shareholders) such stock, cash and/or securities of the surviving or resulting entity as the board of directors, or its equivalent, of such entity, in its sole discretion and without liability to any person, shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of shares of Common Stock or other securities that were then subject to such Option and such shares of stock or other securities shall, after such merger or consolidation, be deemed to be shares of Common Stock for all purposes of the Plan and any agreement.


8. CHANGE IN CONTROL

  In the event of a Change in Control (as defined below), then, notwithstanding any other term of this Plan or any agreement to the contrary, any and all outstanding Options not fully vested shall automatically vest in full and, except as provided below with respect to a person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be immediately exercisable. The date on which such accelerated vesting and immediate exercisability shall occur (the "Acceleration Date") shall be the date of the occurrence of the Change in Control.

  A "Change in Control" shall be deemed to have occurred if:

     (a) any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same

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  proportion as their ownership of stock of the Company) together with its
  "Affiliates" and "Associates," as such term is defined in Rule 12b-2 of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

     (b) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (c) the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities, or

     (d) the shareholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets. For purposes of this clause (d), the term "the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or any Subsidiary (as defined below) (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 25% of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding shares of common stock of the Company (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of common stock of the Company shall be determined by multiplying the number of shares of the Company's common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the Market Value Per Share immediately preceding the Transaction Date or by such other method as the Board shall determine is appropriate. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Company or by such other method as the Board shall determine is appropriate.

  Notwithstanding the foregoing however, a Change in Control shall not be deemed to have occurred if, prior to the time a Change in Control would otherwise be deemed to have occurred pursuant to the above provisions, the Board determines otherwise.

  If during the 60-day period following any such Acceleration Date or, with respect to an Option granted to an officer or director subject to Section 16(b) of the Exchange Act, the 60-day period following the earlier of the date that
Section 16(b) of the Exchange Act ceases to apply to such person or six months following the date of grant of such Option (but not to exceed the remaining term of such Option), a participant (or beneficiary thereof) elects to exercise an Option, the holder shall receive in cash whichever of the following amounts is applicable:

     (i) with respect to an acquisition of Common Stock described in clause (a) of the definition of Change in Control, an amount equal to the Acquisition Spread (as defined below);

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     (ii) with respect to a change in composition of the Board described in clause (b) of the definition of Change in Control, an amount equal to the Spread (as defined below); or

     (iii) with respect to stockholder approval of an agreement or adoption of a plan described in clause (c) or (d) of the definition of Change in Control, an amount equal to the Merger Spread (as defined below).

Notwithstanding the foregoing provisions of this Section 8, in the case of an exercise in respect of an Incentive Stock Option, the holder may not receive an amount in excess of the maximum amount that will enable such option to continue to qualify as an Incentive Stock Option.

  As used in this Section 8, the following terms shall have the meaning indicated:

     (1) The term "Acquisition Price Per Share" shall mean the greater of (i) the highest price paid by a person (or an Affiliate or Associate thereof) for any share of Common Stock acquired prior to, but in connection with, a Change in Control described in clause (a) of the definition of a Change in Control or
  (ii) the highest Market Value Per Share for any day during the 60-day period ending on the date the Option is exercised.

     (2) The term "Acquisition Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the Acquisition Price Per Share over (B) the price per share of Common Stock at which the Option is exercisable, by (ii) the number of shares of Common Stock with respect to which such Option is being exercised.

     (3) The term "Merger Price Per Share" shall mean the greater of (i) the fixed or formula price for the acquisition of shares of Common Stock specified in such agreement or adoption, if such fixed or formula price is determinable on the date on which such Option is exercised, and (ii) the highest Market Value Per Share for any day during the 60-day period ending on the date on which such Option is exercised.

     (4) The term "Merger Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the Merger Price Per Share over
  (B) the price per share of Common Stock at which the Option is exercisable, by
  (ii) the number of shares of Common Stock with respect to which such Option is being exercised.

     (5) The term "Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the highest Market Value Per Share for any day during the 60-day period ending on the date the Option is exercised over
  (B) the price per share of Common Stock at which the Option is exercisable, by
  (ii) the number of shares of Common Stock with respect to which the Option is being exercised.

     (6) The term "Subsidiary" shall mean any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock in such entity.

  The Company intends that this Section 8 shall comply with the requirements of Rule 16b-3 and any future rules promulgated in substitution therefor ("the Rule") under the Exchange Act during the term of the Plan. Should any provision of this Section 8 not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for this Section 8 to comply with the requirements of the Rule, the Board may amend the Plan to add to or modify the provisions of the Plan accordingly.

9. EMPLOYEE'S AGREEMENT

  If, at the time of the exercise of any Option, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the Option to agree to hold any shares issued to the individual for investment and without intention to resell or distribute the same and for the individual to agree to dispose of such shares only in compliance with such laws and regulations, the individual will, upon the request of the Company, execute and deliver to the Company a further agreement to such effect.

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10. WITHHOLDING FOR TAXES

  Any cash payment under the Plan shall be reduced by any amounts required to be withheld or paid with respect thereto under all present or future federal, state and local tax and other laws and regulations that may be in effect as of the date of each such payment ("Tax Amounts"). Any issuance of Common Stock pursuant to the exercise of an Option or other distribution of Common Stock under the Plan shall not be made until appropriate arrangements have been made for the payment of any amounts that may be required to be withheld or paid with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the optionee to tender to the Company shares of Common Stock owned by optionee, or to request the Company to withhold a portion of the shares of Common Stock being acquired pursuant to the exercise or otherwise distributed to optionee, which have a Market Value Per Share as of the date of such exercise, tender or withholding that is not greater than the sum of all Tax Amounts, together with payment of any remaining portion of all Tax Amounts in cash or by check payable and acceptable to the Company in the manner and subject to the requirements described in this Section 10.

  (a) Grant of Right. The Committee may, in its sole discretion, grant to a participant the right to satisfy, in whole or in part, any obligation of the participant to pay to the Company any Tax Amount as a result of the exercise of an Option by electing to require that the Company, upon any exercise of the Option, withhold from the shares of Common Stock issuable to the participant upon the exercise of the Option, up to that number of full shares of Common Stock having a fair market value equal to the full amount (or portion of the amount) necessary to satisfy such participant's Tax Amount arising from such exercise; provided, however, such withholding shall not exceed the Participant's marginal tax rate arising from such exercise or vesting (the "Withholding Right"). The Withholding Right may be granted with respect to all or any portion of the shares of Common Stock subject to an Option.

  (b) Election to Have Shares Withheld. If the Committee grants to a participant a Withholding Right with respect to an Option, the participant shall, subject to the terms and conditions set forth below and the terms and conditions set forth in the related agreement (including the provisions thereof relating to the election and exercise of the Withholding Right), have the right at any time thereafter to elect to require that the Company withhold shares of Common Stock upon exercise of the Option, or any portion thereof, to which the Withholding Right relates; and such election may, subject to such procedures and limitations as the Committee may adopt, relate to all or any portion of the Withholding Right granted to the participant.

     (1) Any election pursuant to this paragraph 10(b) by a participant who at the date of the making of the election is not a director or officer of the Company within the meaning of Section 16(b) of the Exchange Act (a "Section 16(b) Person"), shall be subject to the following conditions and limitations:

       (A) the election may only be made by delivery by a participant of written notice of such election to the Committee on or prior to the date that the amount of tax to be withheld is, under applicable federal income tax laws, fixed and determined by the Company (the "Tax Date");

       (B) unless disapproved by the Committee as provided in paragraph 10(b)(1)(C) below, the election once made shall be irrevocable; and

       (C) no election shall be valid unless and until the Committee shall have consented to the election; the Committee shall have the right and power, in its sole and absolute discretion, with or without cause or reason therefor, to consent to the election, to refuse to consent to the election or to disapprove the election; and if the Committee shall not have consented to the election on or prior to the Tax Date, the election shall be deemed disapproved.

     (2) Any election pursuant to this paragraph 10(b) by any person who at the date of the making of the election is a Section 16(b) Person shall be subject to the following conditions and limitations:

       (A) no election may be made by any Section 16(b) Person during the period commencing on the date of the grant by the Committee of the Option to which such Withholding Right relates and terminating six calendar months following that date; provided, however, that this paragraph (b)(2)(A) shall not be applicable

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

     to any Section 16(b) Person at any time subsequent to the death or "Permanent Disability" ("Permanent Disability" means that a participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Company and that such disability is likely to remain permanent and continuous during the remainder of his life, as determined by the Committee upon the basis of medical evidence satisfactory to it) of the Section 16(b) Person;

       (B) the election may only be made by delivery by the Section 16(b) Person of written notice of such election to the Committee during any of the following time periods: (x) that period which is not less than six calendar months less one day prior to the Tax Date, or (y) any ten business day period commencing on the third business day following the date on which the quarterly or annual summary statements of sales or earnings of the Company appear on a wire service, in a financial news service, in a newspaper of general circulation, or are otherwise publicly made available and ending at the closing of business on the twelfth business day following such date (a "Window Period"); and

       (C) no election shall be valid unless and until the Committee shall have consented to the election; the Committee shall have the right and power, in its sole and absolute discretion, with or without cause or reason therefor, to consent to the election, refuse to consent to the election or to disapprove the election; and if the Committee shall not have consented to the election on or prior to the Tax Date, the election shall be deemed disapproved.

  (c) Exercise of Withholding Right and Option to Which It Relates. If the Committee consents to an election of a participant's Withholding Right the exercise of the Option (or any portion thereof) to which the Withholding Right relates shall constitute an exercise of the Withholding Right, and the Committee shall, in its discretion, allow the optionee to tender to the Company shares of Common Stock owned by the optionee or shall cause the Company to withhold from the shares otherwise issuable upon the exercise of the Option that number of full shares of the Common Stock having an aggregate Market Value Per Share equal to no less than the amount (or portion of the amount, as applicable) required to be withheld under applicable federal and state income tax laws as a result of the exercise and no greater than to the amount (or portion of the amount, as applicable) necessary to satisfy the participant's federal, state and local tax liability, including F.I.C.A. tax, arising from such exercise; provided, however, such withholding shall not exceed the participant's marginal tax rate arising from such exercise or vesting.


11. TERMINATION OF AUTHORITY TO GRANT AWARDS.

  No Options may be granted pursuant to this Plan after August 22, 2000.


12. AMENDMENT AND TERMINATION

  The Board may from time to time and at any time alter, amend, suspend discontinue or terminate this Plan and any grants hereunder; provided, however, that no such action of the Board may, without the approval of the shareholders of the Company, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to grants and distributed in the payment of exercises under the Plan (except as provided in Section 3b); (ii) change the class of employees eligible to receive grants under the Plan; or (iii) extend beyond ten years the maximum terms of Options granted under the Plan or extend the term of the Plan unless, in each case, such approval is not required to meet the requirements of the Rule.


13. PREEMPTION BY APPLICABLE LAWS AND REGULATIONS

  Anything in the Plan or any agreement entered into pursuant to the Plan to the contrary notwithstanding, if, at any time specified herein or therein for the making of any determination, the issuance or other distribution of shares of Common Stock any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either the Company or the employee (or the employee's beneficiary), as the case may be, to

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take any action in connection with any such determination, the shares then to be issued or distributed, or such payment, the issue or distribution of such shares or the making of such determination or payment, as the case may be, shall be deferred until such action shall have been taken.


14. CHANGE IN CONTROL LIMITATION

  Notwithstanding any other provision in the Plan, to the extent that the acceleration of exercisability of an Option under this Plan following a Change in Control, when aggregated with other payments or benefits to the participant, whether or not payable pursuant to this Plan, would, as determined by tax counsel selected by the Company, result in "excess parachute payments" (as defined in Section 280G of the Code) such parachute payments or benefits provided to a participant under this Plan shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the participant's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean the sum of (i) all payments and benefits which a participant receives or is then entitled to receive that would constitute a "parachute payment" within the meaning of
Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for the year in which such payments and benefits shall be paid to the participant (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less
(iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.


15. MISCELLANEOUS

  a. No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company.

  b. Employment with Subsidiaries. Employment by the Company for the purpose of this Plan shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of, any Subsidiary.

  c. No Rights as a Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by such participant's Option until the date of the issuance of shares to the participant pursuant thereto. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

  d. No Right to Corporate Assets. Nothing contained in the Plan shall be construed as giving any participant, such participant's beneficiaries or any other person, any equity or other interest of any kind, in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

  e. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action that is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any grant made under the Plan. No participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

  f. Non-assignability. A participant shall not have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such participant's interest in any grant under the Plan nor shall such interest be subject to seizure for the payment of a participant's debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a participant's bankruptcy or insolvency and to the extent any such interest arising under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the agreement evidencing such award.

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

  g. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to the Plan will be used for general corporate purposes.

  h. Sale of Subsidiary or Assets. In the event a Key Employee ceases to be employed by the Company as a result of a sale or other disposition by the Company of a Subsidiary or all or part of the business operations of the Company, the Committee, in its sole discretion, may accelerate the exercisability of any grant under the Plan, in whole or in part, as it deems appropriate.

  i. Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

Effective Date: August 23, 1990.

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